Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF SUNATION ENERGY, INC.,

a Delaware Corporation

SUNation Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on November 14, 2024 (the “Certificate of Incorporation”).

2.	Article V, Section 5.01(a) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(a) The total number of shares of stock that the Corporation is authorized to issue is 1,000,000,000 shares of common stock, par value $0.05 per share (the “Common Stock”), and 3,000,000 preferred shares, par value $1.00 per share (the “Preferred Stock”).”

3.	This amendment was duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Scott Maskin, its Chief Executive Officer, this 4th day of April, 2025.

By:	/s/ Scott Maskin
Scott Maskin
Chief Executive Officer